Exhibit 99.1

Conference Call Thursday, May 7th, at 4:30 p.m. ET, Dial-In (877) 201-0168 (ID# 32332065)

XO Group Reports First Quarter 2015 Financial Results;

-First Quarter GAAP income per share was $0.06

-First Quarter NON-GAAP earnings per share was $0.07

NEW YORK, May 7, 2015 – XO Group Inc. (the “Company”) (NYSE: XOXO, xogroupinc.com), the premier consumer internet and media company dedicated to guiding people through transformative life stages - from getting married, moving in together and having a baby - today reported financial results for the three months March 31, 2015.

Total revenue for the first quarter of 2015 was $32.6 million, up 0.6% compared to the same period in the prior year. Excluding revenue from the Merchandise operations, a business that was exited during the first quarter of 2015, first quarter revenue increased 10.3% compared to the prior year. Net income for the quarter was $1.4 million or $0.06 per share compared to a loss of ($0.03) a share in the prior year quarter. Non-GAAP earnings per share for the quarter were $0.07 compared to $0.01 in the prior year quarter. The Company’s balance sheet at March 31, 2015 reflects cash and cash equivalents of $82.7 million compared to $90.0 million at December 31, 2014. Under the previously announced stock buyback authorization, during the quarter, the Company repurchased shares of its common stock for approximately $6.0 million.

“While delivering solid financial results this quarter, our team also successfully launched completely rearchitected, mobile-first websites for TheKnot.com and TheBump.com. These sites enable us to deliver beautiful, personalized content to our users, connect them more successfully with local wedding professionals and advertising partners, and drive future growth for our business,” said Mike Steib, Chief Executive Officer.

During the quarter, the Company completed the exit of its merchandise operations in Redding, California. The closure of the warehouse was previously disclosed on a Form 8-K filed on October 24, 2014 and updated on the Form 8-K/A filed on March 9, 2015.

Long-Term Financial Targets

The Company is reiterating its long-term financial targets of double digit revenue growth rates, gross margins of approximately 90-95%, and operating expense growth below revenue growth rates, yielding adjusted EBITDA margins of at least 20%. The Company is also reiterating that is does not expect to meet these targets in 2015.

XO GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands, Except for Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenue:
National online advertising	$7,999	$6,910
Local online advertising	15,917	14,439
Total online advertising	23,916	21,349
Registry and commerce	2,294	1,886
Merchandise	878	3,653
Publishing and other	5,514	5,532
Total net revenue	32,602	32,420
Cost of revenue:
Online advertising	354	463
Merchandise	881	2,366
Publishing and other	1,420	1,631
Total cost of revenue	2,655	4,460
Gross profit	29,947	27,960
Operating expenses:
Product and content development	9,554	8,873
Sales and marketing	10,622	11,113
General and administrative	6,090	7,065
Depreciation and amortization	1,245	1,677
Total operating expenses	27,511	28,728

Income (loss) from operations	2,436	(768)
Loss in equity interests	(6)	(60)
Interest and other income (expense), net	(23)	(25)
Income (loss) before income taxes	2,407	(853)
Income tax expense (benefit)	962	(177)
Net income (loss)	$1,445	$(676)

Net income (loss) per share:
Basic	$0.06	$(0.03)
Diluted	$0.06	$(0.03)

Weighted average number of shares used in calculating net earnings (loss) per share:
Basic	25,174	24,908
Diluted	25,624	24,908

XO GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$82,672	$89,955
Accounts receivable, net	16,182	15,785
Deferred tax assets, net	3,052	3,052
Prepaid expenses and other current assets	4,604	4,696
Total current assets	106,510	113,488
Long-term restricted cash	2,600	2,600
Property and equipment, net	14,985	15,125
Goodwill and intangibles	43,532	43,558
Deferred tax assets, net	12,781	13,110
Investments	5,495	5,501
Other assets	152	200
Total assets	$186,055	$193,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,617	$12,463
Deferred revenue	16,947	16,236
Total current liabilities	25,564	28,699
Deferred rent	4,996	5,167
Other liabilities	1,229	1,790
Total liabilities	31,789	35,656
Stockholders’ equity:
Preferred stock	—	—
Common stock	266	267
Additional paid-in-capital	170,672	171,951
Accumulated other comprehensive income	—	35
Accumulated deficit	(16,672)	(14,327)
Total stockholders’ equity	154,266	157,926
Total liabilities and stockholders’ equity	$186,055	$193,582

XO GROUP INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Amounts in Thousands, Except for Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014

Net income (loss)	$1,445	$(676)
Income tax expense (benefit)	962	(177)
Depreciation and amortization	1,245	1,677
Stock-based compensation expense	1,480	1,188
Exit of merchandise operations(a)	434	-
Interest and other income, net	23	25
Loss in equity interests	6	60
Executive separation and severance charges(b)	-	1,354
Adjusted EBITDA	$5,595	$3,451
Depreciation and amortization	(1,245)	(1,677)
Stock-based compensation expense	(1,480)	(1,188)
Loss in equity interests	(6)	(60)
Interest and other income, net	(23)	(25)
Adjusted income before income taxes	2,841	501
Adjusted income tax expense(c)	1,135	150
Adjusted net income	$1,706	$351

Adjusted net income per diluted share	$0.07	$0.01

Diluted weighted average number of shares outstanding	25,624	25,623

Net cash provided by (used in) operating activities	$884	$(957)
Less: Capital expenditures	(1,235)	(1,006)
Free cash flow	$(351)	$(1,963)

(a)	Costs impacting comparability included in operating expenses in the condensed consolidated statements of operations for the quarter ended March 31, 2015 included costs related to the closure of our merchandise operations in Redding, CA of (i) severance of approximately $0.2 million recorded in general and administrative and (ii) rent acceleration and other closure costs of $0.2 million recorded in sales and marketing.
(b)	Costs impacting comparability included in operating expenses in the condensed consolidated statements of operations for the quarter ended March 31, 2014 include severance of approximately $1.4 million, representing (i) severance charges for certain executive officers and (ii) severance charges for the employees in our Los Angeles office ($70,000 in product and content development, $0.5 million in sales and marketing and $0.8 million in general and administrative).
(c)	Adjusted income tax expense was calculated using the annual effective tax rate of 40.0% and 29.9% for the three months ended March 31, 2015 and 2014, respectively, excluding discrete items.

Supplemental data tables (unaudited)

Local Advertising Metrics (excluding Two Bright Lights)

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Profile Count	33,308	33,414	32,602	31,774	30,857
Vendor Count	25,182	24,764	24,304	23,682	23,064
Churn Rate(a)	21.1%	21.7%	22.8%	25.2%	27.0%
Avg. Revenue/Vendor(a)	$2,519	$2,527	$2,517	$2,516	$2,497

(a)	calculated on a trailing twelve month basis

Stock Based Compensation

($000s)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Product and Content	$584	$443
Sales and Marketing	370	239
General and Administrative	526	506
Total stock-based compensation	$1,480	$1,188

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Thursday, May 7, 2015, to discuss its first quarter 2015 financial results. Participants should dial (877) 201-0168 and use Conference ID# 32332065 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the internet on the Investor Relations section of the Company’s website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group’s website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends.

About XO Group Inc.

XO Group Inc.’s (NYSE: XOXO; xogroupinc.com) mission is to help people navigate and enjoy life’s biggest moments, together. Our family of multi-platform brands guide people through transformative lifestages, from getting married to moving in together and having a baby. Our brands include The Knot, the number one wedding planning resource, The Bump, a leading pregnancy and parenting brand, and The Nest, the hip guide to all things home for new couples. The Company is publicly listed on the New York Stock Exchange (NYSE: XOXO) and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance or estimates regarding third parties. These statements are only estimates or predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the estimates, projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites, mobile and other digital properties may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) efforts to launch new or upgrading existing technology and features may not generate significant new revenue or may reduce revenue from existing services, (v) we may be unable to develop solutions that generate revenue from advertising and other services delivered to mobile phones and wireless devices, (vi) the significant fluctuation to which our quarterly revenue and operating results are subject, (vii) the seasonality of the wedding industry, (viii) our operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (ix) the dependence of our registry and commerce services business on third parties, (x) increased competition in our markets could reduce our market share, and (x) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP” or “U.S. GAAP”), including adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Management defines its non-GAAP financial measures as follows:

•	Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense (benefit), (2) depreciation and amortization, (3) stock-based compensation expense, (4) asset impairment charges, (5) (gain) loss in equity interests, (6) interest and other income (expense), net and (7) other items affecting comparability during the period.

•	Adjusted net income represents GAAP net income (loss), adjusted items that impact comparability for incremental or unusual costs incurred in the current period, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) non-recurring foreign taxes, interest and penalties and (4) costs related to exit activities.

•	Adjusted net income per diluted share represents adjusted net income (as defined above), divided by the diluted weighted-average number of shares outstanding for the period.

•	Free cash flow represents GAAP net cash provided by operations, less capital expenditures.

Management believes that these non-GAAP financial measures, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provide useful information about our period-over-period growth and provide additional information that is useful for evaluating our operating performance. However, adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow are not measures of financial performance under U.S. GAAP and, accordingly, should not be considered substitutes for or superior to net income (loss) and net income (loss) per diluted share and net cash provided by operating activities as indicators of operating performance.

A reconciliation of GAAP to Non-GAAP financial measures is included in this press release.

Contact:

Ivan Marmolejos

Director of Investor Relations

(212) 219-8555 x1004

IR@xogrp.com